Consent of Independent Registered Public Accounting Firm

The Board of Directors
Calvert Impact Fund, Inc.:

We consent to the use of our report, incorporated herein by reference, dated November 25, 2015, with respect to the financial statements of Calvert Green Bond, a series of Calvert Impact Fund, Inc., as of September 30, 2015, and to the references to our firm under the heading "Financial Highlights" in the Prospectuses and under the headings "Portfolio Holdings Disclosure", "Independent Registered Public Accounting Firm and Custodian", and "Fund Service Providers" in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania
March 21, 2016